Contact: DCB Financial Corp	Exhibit 99.1 For Immediate Release
Ronald J. Seiffert, President and CEO	February 11, 2014
(740) 657-7000

DCB Financial Corp Announces Fourth Quarter and Full Year 2013 Results

Lewis Center, OH, February 11, 2014 - DCB Financial Corp (the “Company”), (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced a net loss of $3.1 million or $(0.43) per diluted share for the three months ended December 31, 2013, compared to a net loss of $146,000 or $(0.03) per diluted share for the same period in 2012. The Company recorded a provision for loan losses of $3.3 million in the fourth quarter of 2013 as a result of specific strategies developed in the fourth quarter, including collateral liquidations and planned loan sales, which are intended to accelerate the disposition of certain classified commercial loans with outstanding balances totaling $13.8 million at the end of 2013.

The net loss for the year ended December 31, 2013 was $2.9 million or $(0.41) per diluted share, compared with net income of $602,000 or $0.15 per diluted share in 2012.

Ronald J. Seiffert, President and CEO for the Company said, “The fourth quarter loan loss provision was a difficult but necessary step to take in our efforts to aggressively dispose of a specifically identified group of problem loans. The strategies we are employing to accelerate the reduction of our exposure to these classified loans, and the related expense and management distractions, are in the long-term best interests of our Company, its shareholders and employees. We have made significant progress over the past three years in reducing the level of delinquencies and classified assets. These actions taken in the fourth quarter are a continuation of those efforts, and, we believe, have greatly reduced the uncertainties surrounding the ultimate disposition of the affected loans.”

Seiffert continued, “We continued to strengthen the fundamental operations and future earnings potential of our Company in the fourth quarter, as reflected by a 6.3% rate of annualized growth in our loan portfolio and increases in net interest income and net interest margin. In January of this year, we announced the sale of our Marysville branch, which was a strategic move in our goal to better allocate our capital, financial and management resources where our strengths and strategic opportunities lie. As we move through 2014, we will continue to implement our growth strategy by leveraging our existing resources and expense base, and will continue to assess all aspects of our organization for opportunities to reduce expenses through process improvements and efficiencies.”

Balance Sheet Highlights

Total assets were $502.4 million at December 31, 2013 compared with $506.8 million at September 30, 2013 and $506.5 million at December 31, 2012. Total loans, including loans held for sale, were $363.9 million at the end of 2013, representing growth of $5.6 million from September 30, 2013 and $46.4 million from the end of 2012. The loan growth was broad-based in 2013, with the commercial portfolios up $6.6 million, residential loans up $26.8 million and consumer loans up $12.9 million. The loan growth was funded primarily from cash and amortization of securities. Cash decreased to $25.4 million at December 31, 2013 from $63.3 million at the end of 2012 and $34.8 million at September 30, 2013. Investment securities decreased to $79.9 million at December 31, 2013 from $88.3 million at the end of 2012 and $81.1 million at September 30, 2013.

Deposits totaled $449.4 million at December 31, 2013 and were relatively unchanged throughout 2013. Low-cost transaction accounts comprised 37.5% of total deposits at the end of the fourth quarter, compared with 35.6% at September 30, 2013 and 38.1% at December 31, 2012. The Bank’s liability mix remained favorably weighted toward transaction accounts in the fourth quarter as retail and municipal depositors continue to prefer transaction and money market accounts over time accounts in the low interest rate environment, and also because of the buildup of cash on commercial customers’ balance sheets.

Shareholders’ equity was $45.2 million at December 31, 2013, compared with $48.5 million at the end of the third quarter.

Asset Quality and the Provision for Loan Losses

Delinquent loans (including non-performing) totaled $8.9 million at December 31, 2013, compared with $6.1 million at September 30, 2013 and $6.9 million at December 31, 2012.

Non-performing assets were $23.0 million or 4.38% of total assets at December 31, 2013, compared with $21.9 million or 4.33% of total assets at September 30, 2013 and $31.2 million or 6.16% of total assets at December 31, 2012. Troubled debt restructurings (“TDR’s”) which are performing in accordance with the restructured terms and accruing interest, but are included in non-performing assets, were $13.1 million at December 31, 2013, $14.0 at September 30, 2013 and $20.1 million at December 31, 2012. The decline in non-performing assets in 2013 resulted primarily from paydowns, payoffs and charge-downs of non-performing assets during the year.

Non-accrual loans (included in non-performing assets) were $7.7 million or 2.11% of total loans at December 31, 2013, compared with $5.6 million or 1.55% of total loans at September 30, 2013, and $5.3 million or 1.68% of total loans at December 31, 2012. The increase in non-accrual loans resulted primarily from one commercial relationship in the amount of $3.0 million, which was less than 90 days past due at the end of 2013, but which the Company placed on non-accrual status due to deterioration in the borrowers’ financial condition. In February 2014 the Company received a payment of $1.0 million which was applied against the outstanding principal balance of this relationship. The Company is vigorously working to collect the entire amount owed on this relationship, and retains secured positions on non-real estate assets of the business. The ultimate value and collectability of this secured position is unclear at this time, and as a result, an allowance allocation of $1.5 million was made to this relationship as of December 31, 2013.

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Net charge-offs were $1.1 million in the fourth quarter of 2013 and $610,000 in the year ended December 31, 2013, compared with net charge-offs of $970,000 and $3.2 million in the year-ago periods, respectively. Net charge-offs annualized equaled 1.21% and 0.18%, respectively, of average loans during the quarter and year ended December 31, 2013, compared with 1.22% and 0.97% in the year-ago periods, respectively.

The provision for loan losses was $3.3 million in the fourth quarter of 2013, compared to a negative provision of $300,000 in the year-ago quarter. The provision for loan losses was $2.4 million in 2013, compared to $495,000 in 2012. The provision for loan losses as a percentage of net charge-offs was 303% in the fourth quarter. The provision for loan losses as a percentage of net charge-offs was 396% in 2013 compared with 15% in 2012.

The increase in provision expense in the fourth quarter of 2013 is attributable to the strategies we are employing to accelerate the reduction of our exposure to three commercial relationships and a group of homogenous single-family residential investment properties. Taken together, loan loss provisions allocated to these four exposures totaled $3.3 million or 100% of the provision expense for the quarter.

The largest of the three commercial relationships is a $3.5 million commercial real estate relationship secured by a shopping center. The Company has agreed to the terms of a sale of the collateral to a third party for $2.9 million, which is expected to close in February 2014. In connection with the settlement of this relationship, the Company recognized provision expense in the fourth quarter of $452,000 to increase the reserve allocated to this relationship to $840,000. The relationship was charged down by the amount of the reserve, resulting in a net carrying value of $2.7 million.

The second relationship is a $3.1 million commercial real estate relationship secured by single family residential investor properties. Interest payments are being made in accordance with the loan terms, and principal reduction occurs with the sale of each property. The Company is actively working with the borrower to develop a plan to accelerate the liquidation of the collateral, and in connection with this, recognized provision expense in the fourth quarter of $525,000, bringing the total allowance allocation to this relationship of $616,000.

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The third commercial relationship, had an outstanding balance of $3.0 million and an allowance allocation of $1.5 million at the end of 2013. A $1.0 million principal payment was received subsequent to year-end, and the Company continues to actively pursue full collection of the outstanding balance. The Company has determined that a charge-down on the balance of this relationship is not warranted at this time based on the present circumstances and the active collection activities.

Separately, the Company identified a group of 54 homogenous individual loans aggregating $4.2 million, each separately secured by single family residential investor properties, which it plans to offer for sale in 2014. A provision expense of $946,000 was recognized in the fourth quarter in connection with the decision to sell these loans, to increase the total allowance allocation on these loans to $2.0 million. The loans, net of the allowance allocation, are classified as held-for-sale at the end of 2013 with a carrying value of $2.2 million.

The allowance for loan losses was $6.7 million at December 31, 2013 compared with $6.5 million at September 30, 2013 and $6.9 million at December 31, 2012. The ratio of the allowance for credit losses to total loans was 1.85% at December 31, 2013, compared with 1.81% at September 30, 2013 and 2.17% at December 31, 2012. The ratio of the allowance for loan losses to non-performing loans (including TDR’s) was 32.3% at December 31, 2013, compared with 33.0% at September 30, 2013 and 27.1% at December 31, 2012. The ratio of the allowance for loan losses to non-accrual loans was 87.6% at December 31, 2013, compared with 116.6% at September 30, 2013 and 129.1% at December 31, 2012.

Net Interest Income

Net interest income totaled $4.0 million in the three months ended December 30, 2013, compared with $3.9 million in the year-ago quarter and $3.9 million in the third quarter of 2013. Average interest-earning assets increased $15.7 million in the fourth quarter compared to the year-ago quarter, and increased $4.1 million compared with the third quarter of 2013. The net interest margin decreased 3 basis points in the fourth quarter compared with the year-ago quarter, but increased 9 basis points from the third quarter of 2013. The growth in interest-earning assets and net interest margin compared to the third quarter of 2013 is attributable to increases in average loan balances that were primarily funded from low yielding excess cash.

The net interest margin was 3.37% in the fourth quarter of 2013, compared with 3.40% in the year-ago quarter and 3.31% in the third quarter of 2013. The increase in the net interest margin compared with the third quarter of 2013 was the result of a decrease in the cost of interest-bearing liabilities of 6 basis points that resulted from higher average balances of low-cost transaction accounts and an increase in the earning asset yield of 1 basis point resulting from higher average loan balances.

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Average interest-earning assets were $470.7 million in the fourth quarter, compared with $455.1 million in the year-ago quarter and $466.6 million in the third quarter of 2013. The average balance of interest earning cash and cash equivalents decreased $22.1 million compared with the year-ago quarter, and was offset by a $43.5 million increase in the average balance of loans as we used our excess liquidity position to fund loan growth. Total average loans and leases were 76.7% of total average interest-earning assets in the fourth quarter of 2013, compared with 69.8% in the year-ago quarter and 75.8% in the third quarter of 2013.

Net interest income for the year ended December 31, 2013 totaled $15.3 million, which was down $322,000 or 2.2% compared with 2012. The net interest margin was 3.28% in 2013, compared with 3.31% in 2012. The earning asset yield decreased 32 basis points in 2013 compared with 2012, and the cost of interest-bearing liabilities decreased 33 basis points over the same period.

Average interest-earning assets were $464.7 million in 2013, which was a decrease of $1.9 million or 0.4% from 2012. Total average loans and leases were 73.6% of total interest-earning assets in 2013, compared with 70.7% in 2012.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $1.1 million in the fourth quarter of 2013, compared with $944,000 in the fourth quarter of 2012 and $1.2 million in the third quarter of 2013. The increase from 2012 is attributable to an increase in wealth management income of $162,000 and to a loss on the sale of REO of $134,000 in the year-ago quarter, which were partially offset by a decrease in service charges of $159,000 in 2013. The year over year decline in service charges is the result of lower fee-based transaction volume due to changes in customer deposit account utilization as well as regulatory changes relating to the manner in which financial institutions administer fee-based services.

Non-interest income totaled $5.0 million in 2013 and 2012. Decreases in service charges and gains on the sales of securities in 2013 were offset by increases in wealth management income and lower REO losses. Service charges decreased $406,000 due primarily to lower fee-based transaction volume due to changes in customer deposit account utilization as well as regulatory changes relating to the manner in which financial institutions administer fee-based services, and to a decline in fees collected on referrals of mortgage loans as the Bank has retained most originated mortgage loans in the portfolio in the current year. Wealth management income increased $303,000 due to increases in client accounts and assets under management resulting from the business development activities of new wealth management professionals that the Company hired at the end of 2012.

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Non-interest income accounted for 21.8% of total revenue in the fourth quarter of 2013, compared with 21.9% in the year-ago quarter. Non-interest income accounted for 23.9% of total revenue in 2013, compared with 23.9% in 2012.

Non-interest expenses were $4.9 million in the fourth quarter of 2013, compared with $5.0 million in the year-ago quarter and $5.2 million in the third quarter of 2013. Increases in salaries and benefits and occupancy and equipment in 2013 were offset by decreases in FDIC insurance premiums and other non-interest expenses. Salaries and benefits expense increased $144,000 due primarily to the addition of business development professionals, which has contributed to higher wealth management income and growth in loans and net interest income. Salaries and benefits expense decreased $397,000 compared with the third quarter of 2013 due primarily to the reversal of senior management bonus and deferred compensation accruals. Occupancy and equipment expense increased $166,000 in the fourth quarter compared to the year-ago period due to an increase in maintenance and repairs. Other non-interest expenses decreased $370,000 in the fourth quarter compared to the year-ago period due primarily to higher costs associated with REO properties in 2012’s fourth quarter.

Non-interest expenses were $21.0 million in 2013, compared with $19.6 million in 2012. The increase is attributable to a $1.7 million increase in salaries and benefits, a $480,000 increase in professional services, and a $161,000 increase in occupancy expense, partially offset by a $530,000 decrease in other expense and a $450,000 decrease in FDIC insurance premiums. The increase in salary and benefits is driven by the previously mentioned addition of new business development professionals, which has contributed to higher wealth management income and growth in loans and net interest income. The increase in professional expenses primarily relates to expenses related to the workout and disposition of criticized and classified assets. The decrease in other expenses is attributable to expenses in the prior year associated with operating and disposing of REO properties, and a decrease in data processing expenses. The decrease in the FDIC deposit insurance premiums is a result of an upgrade in the Bank’s risk classification for insurance assessment purposes.

The Company’s efficiency ratio was 95.82% in the fourth quarter of 2013, compared with 98.47% in the year-ago quarter. The Company’s efficiency ratio was 104.71% in 2013, compared with 93.94% in 2012.

About DCB Financial Corp

DCB Financial Corp is a financial holding company formed under the laws of the State of Ohio. The Company is the parent of The Delaware County Bank & Trust Company, a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 14 branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking and cash management services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, real estate mortgage loans, night depository facilities and trust and personalized wealth management services.

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Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of DCB Financial Corp. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in subsequent filings with the Securities and Exchange Commission.

The Company does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:	DCB Financial Corp
Ronald J. Seiffert, President and CEO
(740) 657-7000

J. Daniel Mohr, Executive Vice President and CFO
(740) 657-7510

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DCB Financial Corp

Consolidated Balance Sheets (Unaudited)

	December 31, 2013	December 31, 2012
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from financial institutions	$6,110	$9,663
Interest-bearing deposits	19,247	53,644
Total cash and cash equivalents	25,357	63,307
Securities available-for-sale	79,948	87,197
Securities held-to-maturity	-	1,149
Total securities	79,948	88,346

Loans	356,048	317,504
Less allowance for loan losses	(6,724)	(6,881)
Net loans	349,324	310,623

Loans held for sale	7,806	-
Real estate owned	1,219	3,671
Investment in FHLB stock	3,799	3,799
Premises and equipment, net	11,015	12,036
Premises and equipment held for sale	1,031	-
Bank-owned life insurance	19,297	18,564
Accrued interest receivable and other assets	3,623	6,146
Total assets	$502,419	$506,492

Liabilities and stockholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$112,517	$95,847
Interest bearing	314,342	352,443
Total deposits	426,859	448,290

Deposits held for sale	22,571	-
Federal Home Loan Bank advances	4,838	7,498
Accrued interest payable and other liabilities	2,888	2,315
Total liabilities	457,156	458,103

Stockholders’ equity:
Common stock	15,771	15,771
Retained earnings	37,681	40,614
Treasury stock	(7,416)	(7,416)
Accumulated other comprehensive income	(773)	(580)
Total stockholders’ equity	45,263	48,389
Total liabilities and stockholders’ equity	$502,419	$506,492

Common shares outstanding	7,192,050	7,192,050
Book value per common share	$6.29	$6.73

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DCB Financial Corp

Consolidated Statements of Operations (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
	(Dollars in thousands, except share and per share data)
Interest income:
Loans	$3,828	$3,929	$14,928	$16,343
Securities	528	548	2,064	2,407
Federal funds sold and interest bearing deposits	16	28	87	98
Total interest income	4,372	4,505	17,079	18,848

Interest expense:
Deposits:
Savings and money market accounts	131	102	474	380
Time accounts	166	364	989	1,894
NOW accounts	22	23	91	77
Total	319	489	1,554	2,351

Borrowings: FHLB advances	50	116	264	887
Total interest expense	369	605	1,818	3,238

Net interest income	4,003	3,900	15,261	15,610
Provision for loan losses	3,307	(300)	2,417	495
Net interest income after provision for loan losses	696	4,200	12,844	15,115

Non-interest income:
Service charges on deposit accounts	530	689	2,195	2,601
Wealth management fees	329	120	1,418	1,073
Treasury management fees	61	64	244	257
Income from bank-owned life insurance	162	167	733	742
Gain (loss) on the sale of REO	(4)	(150)	31	(396)
Gain on the sale of securities	-	-	135	508
Other non-interest income	38	54	211	239
Total non-interest income	1,116	944	4,967	5,024

Non-interest expense:
Salaries and employee benefits	2,527	2,383	11,287	9,538
Occupancy and equipment	791	625	3,069	2,908
Professional services	465	441	1,791	1,311
Advertising	54	74	293	396
Office supplies, postage and courier	118	193	481	411
FDIC insurance premium	168	287	699	1,149
State franchise taxes	104	143	478	421
Other non-interest expense	687	1,057	2,942	3,472
Total non-interest expense	4,914	5,203	21,040	19,606

(Loss) income before income tax expense	(3,102)	(59)	(3,229)	533
Income tax expense (benefit)	-	87	(298)	(69)
Net (loss) income	$(3,102)	$(146)	$(2,931)	$602

Share and Per Share Data
Basic average common shares outstanding	7,192,350	4,937,993	7,192,350	3,902,196
Diluted average common shares outstanding	7,192,350	4,937,993	7,192,350	3,919,080
Basic and diluted (loss) earnings per common share	$(0.43)	$(0.03)	$(0.41)	$0.15

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DCB Financial Corp

Consolidated Average Balances (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
	(Dollars in thousands)
Earning assets:
Interest bearing cash	$23,295	$45,394	$32,799	$41,389
Securities	81,622	86,979	85,052	89,767
Tax-exempt securities	4,838	5,148	4,738	5,564
Loans (1)	360,994	317,542	342,112	329,878
Total earning assets	470,749	455,063	464,701	466,598

Non-earning assets	39,595	44,365	42,111	43,535
Total assets	$510,344	$499,428	$506,812	$510,133

Interest bearing liabilities:
Interest bearing DDA	$74,461	$70,308	$74,853	$69,277
Money market	126,031	101,963	116,872	95,123
Savings accounts	43,184	36,003	40,953	35,039
Time deposits	96,294	142,243	116,151	158,724
FHLB advances	5,037	10,714	5,916	21,118
Total interest bearing liabilities (2)	345,008	361,232	354,745	387,156

Non-interest bearing deposits (2)	114,680	99,927	100,385	84,063
Other non-interest bearing liabilities	1,852	1,510	2,883	4,075
Total liabilities	461,541	462,669	458,013	475,294
Stockholders’ equity	48,803	36,759	48,799	34,839
Total liabilities and stockholders’ equity	$510,344	$499,428	$506,812	$510,133

(1)	Includes loans held for sale
(2)	Includes deposits held for sale

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DCB Financial Corp

Loans and Deposits (Unaudited)

The following table sets forth the composition of the Company’s loan portfolio at the dates indicated (includes loans held for sale):

	December 31, 2013		September 30, 2013		December 31, 2012
	Amount	Percent	Amount	Percent	Amount	Percent
Loan portfolio composition	(Dollars in thousands)
Commercial and industrial	$118,789	32.7%	$122,687	34.3%	$112,300	35.4%
Commercial real estate	111,474	30.7%	109,933	30.7%	111,417	35.1%
Real estate and home equity	98,909	27.2%	93,349	26.0%	72,137	22.7%
Consumer and credit card	34,517	9.4%	32,169	9.0%	21,620	6.8%
Total loans and leases	363,689	100.0%	358,138	100.0%	317,474	100.0%

Net deferred loan costs	165		152		30
Allowance for loan losses	(6,724)		(6,471)		(6,881)
Net loans and leases	$357,130		$351,819		$310,623

The following table sets forth the composition of the Company’s deposits at the dates indicated (includes deposits held for sale):

	December 31, 2013		September 30, 2013		December 31, 2012
	Amount	Percent	Amount	Percent	Amount	Percent
Deposit composition	(Dollars in thousands)
Non-interest bearing demand	$112,711	25.1%	$103,762	23.0%	$95,847	21.4%
Interest bearing demand	55,580	12.4%	56,636	12.6%	74,993	16.7%
Total demand	168,291	37.5%	160,398	35.6%	170,840	38.1%

Savings	169,083	37.6%	167,510	37.1%	36,895	8.2%
Money market	22,649	5.0%	19,947	4.4%	101,954	22.8%
Time deposits	89,407	19.9%	103,210	22.9%	138,601	30.9%
Total deposits	$449,430	100.0%	$451,065	100.0%	$448,290	100.0%

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DCB Financial Corp

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans grouped by the number of days delinquent at the dates indicated (includes loans held-for-sale):

Delinquent loans and leases	December 31, 2013		September 30, 2013		December 31, 2012
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$945	0.26%	$148	0.04%	$1,039	0.33%
60 days past due	290	0.08%	301	0.08%	504	0.16%
90 days past due and still accruing	-	—	87	0.02%	28	0.01%
Non-accrual	7,678	2.11%	5,551	1.55%	5,331	1.68%
Total	$8,913	2.45%	$6,087	1.70%	$6,902	2.17%

(1) As a percentage of total loans, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets (includes loans held for sale):

Non-performing assets	December 31, 2013	September 30, 2013	December 31, 2012
	(Dollars in thousands)
Non-accruing loans:
Residential real estate loans and home equity	$352	$257	$321
Commercial real estate	4,702	3,529	2,195
Commercial and industrial	2,624	1,765	2,815
Consumer loans and credit cards	-	-	-
Total non-accruing loans	7,678	5,551	5,331
Accruing loans delinquent 90 days or more	-	87	28
Total non-performing loans (excluding TDR’s)	7,678	5,638	5,359

Collateralized debt obligations	976	1,004	2,090
Other real estate and repossessed assets	1,219	1,291	3,671
Total non-performing assets (excluding TDR’s)	$9,873	$7,933	$11,120

Troubled debt restructurings(1)	$13,122	$13,992	$20,080
Total non-performing loans (including TDR’s)	$20,800	$19,630	$25,439
Total non-performing assets (including TDR’s)	$22,995	$21,925	$31,200

(1) TDR’s that are in compliance with their modified terms and accruing interest.

The following table summarizes changes in the allowance for credit losses arising from loans charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
	(Dollars in thousands)
Allowance for loan losses, beginning of period	$6,471	$8,151	$6,881	$9,584

Loans charged-off	(1,162)	(1,078)	(1,742)	(3,738)
Recoveries of loans previously charged-off	72	108	1,132	540
Net loans charged-off	(1,090)	(970)	(610)	(3,198)
Allowance related to loans transferred to held-for-sale	(1,965)	-	(1,965)	-
Provision for loan losses	3,308	(300)	2,418	495
Allowance for loan losses, end of period	$6,724	$6,881	$6,724	$6,881

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DCB Financial Corp

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended December 31,		At or for the twelve months ended December 31,
	2013	2012	2013	2012
Return on average assets	(2.43)%	(0.12)%	(0.58)%	0.12%
Return on average equity	(25.42)%	(1.59)%	(6.01)%	1.67%
Yield on earning assets	3.68%	3.93%	3.68%	4.00%
Cost of funds	0.42%	0.66%	0.51%	0.84%
Net interest margin (1)	3.37%	3.40%	3.28%	3.31%
Non-interest income to total income (2)	21.86%	21.91%	23.93%	23.94%
Efficiency ratio (3)	95.82%	98.47%	104.71%	93.94%

Net loans charged-off to average loans, annualized	1.21%	1.22%	0.18%	0.97%
Provision for loan losses to average loans, annualized	3.66%	(0.38)%	0.71%	0.15%
Allowance for loan losses to total loans	1.85%	2.17%	1.85%	2.17%
Allowance for loan losses to non-performing loans	32.3%	27.1%	32.3%	27.1%
Non-accrual loans to total loans	2.11%	1.68%	2.11%	1.68%
Non-performing assets to total assets	4.58%	5.97%	4.58%	5.97%

(1)	Net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense (less OREO expense) divided by the sum of net interest income and non-interest income (as adjusted)

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DCB Financial Corp

Selected Quarterly Financial Data (Unaudited)

	2013				2012
	Fourth	Third	Second	First	Fourth
	(Dollars in thousands, except share and per share data)
Interest income	$4,372	$4,316	$4,245	$4,146	$4,505
Interest expense	369	425	494	530	605
Net interest income	4,003	3,891	3,751	3,616	3,900
Provision for loan losses	3,307	-	(240)	(650)	(300)
Net interest income after provision for loan losses	696	3,891	3,991	4,266	4,200
Other non-interest income	1,116	1,192	1,351	1,308	944
Other non-interest expense	4,914	5,230	5,440	5,456	5,203
(Loss) income before income tax expense	(3,102)	(147)	(98)	118	(59)
Income tax (benefit) expense	-	(20)	(254)	(24)	87
Net (loss) income	$(3,102)	$(127)	$156	$142	$(146)

Stock and related per share data
Basic and diluted (loss) earnings per common share	$(0.43)	$(0.02)	$0.02	$0.02	$(0.03)
Basic and diluted weighted average common shares outstanding	7,192,350	7,192,350	7,192,350	7,192,350	7,192,350
Common book value per share	$6.29	$6.74	$6.84	$6.75	$6.73

Capital Ratios (Bank)
Tier 1 leverage ratio	8.77%	9.44%	9.51%	9.47%	7.93%
Tier 1 risk based capital	12.24%	13.12%	13.25%	12.26%	9.82%
Total risk based capital	13.50%	14.38%	14.49%	13.48%	11.02%

Selected ratios
Return on average assets	(2.43)%	(0.10)%	0.12%	0.11%	(0.12)%
Return on average equity	(25.42)%	(1.04)%	1.27%	1.17%	(1.59)%
Yield on earning assets	3.68%	3.67%	3.73%	3.67%	3.93%
Cost of funds	0.42%	0.48%	0.59%	0.60%	0.66%
Net interest margin	3.37%	3.31%	3.29%	3.20%	3.40%
Non-interest income to total income (1)	21.86%	24.21%	24.45%	25.29%	21.91%
Efficiency ratio (2)	95.82%	101.77%	109.45%	112.38%	98.47%

Asset quality ratios
Net loans charged off to average loans, annualized	1.21%	0.04%	0.02%	(0.68)%	1.25%
Provision for loan losses to average loans, annualized	3.66%	0.00%	(0.29)%	(0.82)%	(0.38)%
Allowance for loan losses to total loans	1.85%	1.81%	1.82%	2.06%	2.17%
Allowance for loan losses to non-accrual loans	87.57%	116.57%	114.13%	124.23%	129.08%
Non-accrual loans to total loans	2.11%	1.55%	1.65%	1.65%	1.68%
Non-performing assets to total assets	4.58%	4.33%	4.72%	5.49%	5.97%

(1) Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)

(2) Non-interest expense (less OREO expense) divided by the sum of net interest income and non-interest income (as adjusted)

14